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                                                                    Exhibit 10.4


                                                                     VAGN THORUP

                             SHAREHOLDERS' AGREEMENT

                              Assurandorgruppen A/S
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As of 28 September 1998 this Shareholders' Agreement has been entered into between on the one hand Willis Corroon Europe B.V., Marten Meesweg 51, AV 3068 Rotterdam, the Netherlands (hereinafter referred to as "WCE") and on the other hand Bent Roland, Per Kaersgaard, Lars Gundorph, Kent Risvad, Carsten Sehested-Blad, Kjeld N0rhave, Per Beck Andersen, Johannes Dahl, Svend-Erik Knudsen, J0rgen Kjaerulff Nielsen, Peter Theilgaard, Willy Berg, Jens Hatting, Lars Bach Nielsen, Kjeld Mogens Ranum, Ole S0rensen, Jess Folke Andersen, Helge Flou-Jensen, Michael Hedeby, Henrik Nielsen, Clinton B. Perry, Benny Petersen, Kim Sejer, Steen Skaarup, Peter Svare-Andersen, Karin Holst, Erling Hornebo, Arne Erikslev, Steen Krogh, Per Sehested-Blad, Jan Linde, Erik Qvist, Kai Jensen, Kim G. Madsen, Erik M0ller, Johan Ellemann, Kim S0ndergard, Svend Larsen, Jim Alkirk, Niels Christian H0jberg, Helle Guldager, Henrik Boysen, Lars Christensen, Krogenberg ApS and Poul 0rum (hereinafter referred to collectively as the "Current Shareholders" and individually a "Partner") (WCE and the Current Shareholders collectively referred to as the "Parties") concerning the Parties' shareholdings in Assurand0rgruppen A/S (reg.no. 164.725) of 6 Rosen0rnsgade, DK-8900 Randers, Denmark (the "Company").

                                    RECITALS

WHEREAS the Company holds a 91.2% share of Assurand0rgruppen I/S (the "Partnership") a partnership established under the laws of the Kingdom of Denmark carrying on insurance broking and related business. The Company and the Partnership collectively referred to as the "AG Group".

WHEREAS 1.2% of shares of the Partnership held by the Company is intended for distribution in shares of 0.2% to new partners admitted in the future.

WHEREAS the remainder of the shares of the Partnership are held by the Current Shareholders in equal shares of 0.2% each.

WHEREAS the Company has invited WCE to obtain a minority capital stake in the Company by issuing to WCE DKK 4,285,700 nominal shares (the "Shares") at a price of DKK 54,000,000.

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WHEREAS the Company and WCE have agreed to the terms of this investment and on
28 September 1998 WCE will subscribe to the Shares on the terms of the Stock Purchase Agreement in the form of Annex 1.

WHEREAS the Shares will be issued by the Company at a board meeting to be held on 28 September 1998 in accordance with the authority granted by the Current Shareholders to the Board of Directors as stipulated in Clause 3.5 of the Company's Articles of Association by adopting a resolution in the form of Annex 2.

WHEREAS the Current Shareholders and the Company agree that as a consequence of WCE's investment in the Company the Partnership's Deed of Partnership on 28 September 1998 will be amended to the form of Annex 3.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the Parties agree as follows:

1.    The share capital of the Company

1.1 The share capital of the Company is DKK 14,285,700 divided into shares of DKK 1 or multiples hereof.

1.2   The Parties' shareholdings are distributed as detailed in Schedule 1.

2.    Articles of Association

      To the extent the Articles of Association of the Company are inconsistent with this Agreement, the provisions of this Agreement shall prevail and any one of the Parties is obliged to vote in favour of any amendment of the Articles of Association which is permissible under Danish law and which is required to give the fullest possible effect to this Agreement.

3.    Board of Directors

3.1 The board of directors of the Company (the "Board of Directors") shall consist of four (4) to seven (7) members elected by the shareholders for two years at a


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      time. Two alternative members shall be elected. Reelection may take place and the Parties agree that continuity of the work of the board of directors shall be endeavoured. The Board of Directors shall form the Executive Committee of the Partnership.

3.2 WCE shall have a right to appoint two (2) directors. When WCE's shareholding in the Company reaches 50% WCE, cf. 8.7, shall have the right to appoint a majority of directors.

3.3 The rest of the directors are elected by the Current Shareholders at the annual general meeting and WCE refrains from exercising its voting right in this election.

3.4 At the first meeting after the annual general meeting of shareholders the Board of Directors shall elect its Chairman amongst themselves.

3.5 The Board of Directors shall form a quorum when more than half of the directors are present or represented. A director may be represented by proxy in writing to another director granted for the individual board meeting. However, to the extent possible, no resolutions may be made without all directors having had an opportunity to participate in the transactions of the business concerned.

3.6 Decisions amongst the Board of Directors shall, save from such matters referred to in 3.7 below, be made with a simple majority of votes. In case of equality of votes the Chairman has the casting vote.

3.7 The below resolutions or proposals whether in the Board of Directors of the Company or in the Executive Committee of the Partnership may be made only subject to a simple majority of votes amongst directors appointed by the Current Shareholders and the acceptance of all directors appointed by WCE unless they have already been accounted for in a budget approved by the Board of Directors of the Company or in the Executive Committee of the Partnership with such majority:

      (1) The acquisition by the AG Group of any one asset or any number of assets closely connected to each other at a total cost of more than DKK 500,000,


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      (2)   The sale or disposition of any one asset or any number of assets closely connected to each other of the AG Group for a total price of more than DKK 500,000,

      (3) The creation of any charge or other security over any assets of the AG Group,

      (4) The giving by the AG Group of any guarantee or indemnity or the creation of any security of whatever nature over the assets of the Company or the Partnership,

      (5) The consolidation or amalgamation of the AG Group with any other company,

      (6) The disposal of or dilution of the Company's shareholding or interest, directly or indirectly, in the Partnership, save for instances as described in 11.1,

      (7) The acquisition by the AG Group of any share capital or other securities of any body corporate,

      (8) The making of any loan or advance to any person, firm, body corporate or other business in excess of DKK 300,000 or the borrowing of any money except by way of overdraft in the ordinary course of business, save in cases of distribution of advance profit,

      (9) The creation, allotment or issue of any shares in the capital of the AG Group or of any other security or the grant of any option or rights to subscribe in respect thereof or convert any instrument into such shares,

      (10)  The making of any significant change in the business of the AG
            Group,

      (11) The making by the AG Group of any contract of a significant nature outside the normal course of the business,


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      (12)  The reduction of its capital, variation of the rights attaching to any class of shares in the capital of the AG Group,

      (13) The adoption of any bonus or profit-sharing scheme or any share option or share incentive scheme or employee share trust or share ownership plan,

      (14) The presentation of any position for the winding-up of the Company or the Partnership, the suspension of payments or voluntary bankruptcy,

      (15) The approval of annual capital and revenue budgets and any modification thereto,

      (16)  The approval of the Annual Report and Accounts,

      (17)  Change in the Company's accounting principles,

      (18) The commitment of any funds for specified or unspecified capital expenditure in excess of DKK 500,000,

      (19) The formation of or entry into any partnership, association or joint venture or the establishment of any new branches,

      (20) The payment of any money or the giving of any benefit to any person engaged in the management of the AG Group (including any member of the Board of Directors) by way of remuneration or reimbursements of costs or expenses or otherwise where that payment or benefit has been calculated on a basis different from that currently applied ignoring for these purposes alternative methods of payment made or benefit given to ensure compliance with Danish law, unless such payment or benefit has been provided for in a budget previously approved in accordance with this sub-clause,

      (21) The entry into any transaction, arrangement or agreement outside of the ordinary course of business with or for the benefit of any director


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            of the AG Group or person connected or associated with any such director,

      (22) The appointment as bankers of any bank otherwise than in accordance with the Willis Corroon Group Plc list of approved banks (Unibank A/S is pre-approved),

      (23) The commencement, settlement or defence of any action, or proceedings or other litigation brought by and against the AG Group other than what is required in order not to jeopardise the AG Group's legal position,

      (24) The appointment or dismissal or change in the remuneration or terms of employment of any employee or officer of the AG Group in senior management,

      (25) Any other proposed event, act or omission which would have a significant effect on the AG Group.

4.    The Management of the Company

4.1 Until WCE becomes owner of 50% of the share capital of the Company the Board members appointed by the Current Shareholders shall be solely responsible for appointing a management consisting of one or more members to be in charge of the day-to-day operation of the Company.

5.    Audit and Accounts

5.1 The accounts of the Company shall be audited by a stateauthorized public accountant elected by the ordinary general meeting for one year at a time.

5.2 The accounts of the Company shall be rendered in accordance with generally recognised international accounting principles.

6.    General Meetings

6.1 All resolutions at general meetings shall be made by a simple majority of votes


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      unless a different majority is required according to 6.2, the Articles of
      Association or legislation.

6.2 The Parties agree that resolutions of an essential or far-reaching nature as defined below may be adopted only by the general meeting if both (i) a simple majority of votes amongst the Current Shareholders and (ii) WCE vote in favour of the resolution:

      (i)   Proposals to amend the Articles of Association of the Company.

      (ii)  Proposals to merge, demerge or liquidate the Company.

      (iii) Proposals to increase or decrease the share capital of the Company.

      (iv)  Appointment of the auditor of the Company.

      (v)   Allocation and payment of dividend.

7.    Dividend and Capital Redemption

7.1 The Parties shall take such action as may be necessary to procure that the Company distributes to and among its shareholders 100% of its profits available for distribution in each financial year subject to the appropriation of such reasonable and proper reserves for working capital or otherwise as the Board of Directors may think appropriate and subject to what is established by legislation.

7.2 Save as stipulated in 7.3 dividends shall be distributed to the shareholders of the Company in proportion to their ownership shares.

7.3 In 1999 WCE shall be entitled to receive 25% of the ordinary dividend payable in respect of the 1998 accounting year to WCE in proportion to its ownership shares.

7.4 No later than 30 November 1998 an extraordinary general meeting shall be held in the Company at which the Company's share capital shall be increased with DKK 40,000,000 through a transfer from the Company's share premium


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      account following which the Company will have an issued, fully paid up and registered share capital of DKK 54,285,700. The new shares shall be issued to the Company's shareholders in proportion to their respective ownership shares.

7.5 No later than 31 January 1999 an extraordinary general meeting shall be held in the Company at which the Company's share capital shall be decreased with DKK 40,000,000 through distribution to the Parties in proportion to their respective shareholdings and reduction of their nominal shareholdings in the same proportion. Distribution shall be effected after expiry of the 3 months' notice period pursuant to Section 46 of the Danish Companies Act.

8.    WCE's Options to Increase Shareholding

8.1 Subject to 8.2 the Current Shareholders are obliged to sell 10% of the shares of the Company to WCE on 31 December 2003 resulting in WCE becoming owner of 40% of the Company's share capital. Such sale shall be effected by each shareholder disposing of a proportionate amount of shares in the Company pursuant to the ratio with which they hold shares in the Company.

8.2 The Current Shareholders' obligation under 8.1 shall be conditional upon WCE forwarding to the Chairman of the Board of Directors a letter by telefax and registered mail in the period from 1 January - 30 October 2003 stating that WCE wishes to exercise its option to acquire shares in the Company as stipulated in 8.1.

8.3 In case WCE exercises the option under 8.1 the shares acquired shall be transferred by the Current Shareholders on 31 December 2003 against cash payment from WCE within 30 days at a P/E of 11,5 x the Formula Profit of the AG Group as defined in 8.10.

8.4 Subject to 8.5 the Current Shareholders are obliged to sell 10% of the shares of the Company to WCE on 31 December 2008 or at any 31 December thereafter resulting in WCE becoming owner of 50% of the Company's share capital. Such sale shall be effected by each shareholder disposing of a proportionate amount of shares in the Company pursuant to the ratio with which they hold shares in the Company.


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8.5   The Current Shareholders' obligation under 8.4 shall be conditional upon
      WCE forwarding to the Chairman of the Board of Directors a letter by telefax and registered mail in the period from 1 January - 30 October in the exercise year stating that WCE wishes to exercise its option to acquire shares in the Company as stipulated in 8.4.

8.6 In case WCE exercises the option under 8.4 the shares acquired shall be transferred by the Current Shareholders on 31 December 2008 or at any 31 December thereafter as the case may be against cash payment from WCE within 30 days at a P/E of 10 x the Formula Profit of the AG Group as defined in 8.10.

8.7 Subject to 8.8 the Current Shareholders are obliged to sell a portion of the shares of the Company to WCE on 31 December 2013 or at any 31 December thereafter in an amount resulting in WCE becoming owner of 51% or more of the Company's share capital. Such sale shall be effected by each shareholder disposing of a proportionate amount of shares in the Company pursuant to the ratio with which they hold shares in the Company.

8.8 The Current Shareholders' obligation under 8.7 shall be conditional upon WCE forwarding to the Chairman of the Board of Directors a letter by telefax and registered mail in the period from 1 January - 30 October in the exercise year stating that WCE wishes to exercise its option to acquire new shares in the Company as stipulated in 8.7.

8.9 In case WCE exercises the option under 8.7 the shares acquired shall be transferred by the Current Shareholders on 31 December 2013 or at any 31 December thereafter, as the case may be, against cash payment from WCE within 30 days at a P/E of 10 x the Formula Profit of the AG Group as defined in 8.10.

8.10 The "Formula Profit" referred to in this Agreement shall mean the normalised average after tax earnings of the AG Group for the previous three years calculated by multiplying the normalised after tax earnings (cf. Schedule B to Annex 3):

            in the case of the eldest year by 1;


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            in the case of the second eldest year by 2, and
            in the case of the youngest year by 3 and

      then dividing the aggregate amount by 6, subject to a minimum price per share of the shares acquired by WCE equal to a proportionate share of the original valuation (DKK 140 million) of the Company increased annually by the percentage increase in the Danish Consumer Price Index, from 31 December 1998 depending on the percentage of shares being sold.

9.    WCE's Obligation to acquire Shares from Current Shareholders

9.1 Upon WCE holding 50% of the share capital of the Company, cf. 8.4, each Partner may demand that WCE acquires his shares in the Company at a P/E of 10 x the Formula Profit with the exception, however, that the minimum price per share as described in the definition of Formula Profit in 8.10 shall not apply in this case.

9.2 If a Partner wishes to exercise this right he shall forward to the Chairman of the Board of Directors by telefax and registered mail his offer. The Chairman shall forthwith without undue delay reforward the offer to WCE with a copy to the other shareholders. The offer must comprise all shares owned by the Partner.

9.3 The purchase price for the shares offered pursuant to 9.1 shall be paid in cash by WCE within 60 days of receipt of the offer against the Partner's delivery of the shares free of any charges, liens or encumbrances. Any share transfer tax shall be paid by the Partner.

10.   Transfer of Shares

10.1 Save in transfers comprised by 8, if a Partner (the "Offeror") wishes to sell his shares in the Company other than to a public or private limited company which is 100% owned by the Partner the other Current Shareholders have a pre-emptive right to acquire those shares in proportion to the ratio with which they hold shares in the Company.

10.2 The offer in writing shall be forwarded to the Chairman of the Board of Directors by the Offeror by telefax and registered mail. The Chairman of the Board of


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      Directors shall forthwith without undue delay re-forward the offer to the other Parties. The offer must comprise all shares owned by the Offeror.

10.3 If a Partner intends to exercise his pre-emptive rights this shall be done by telefax and registered mail to the Chairman of the Board of Directors within 30 days of receipt of the offer to exercise the pre-emptive right. Acceptance of the offer shall comprise all shares offered to a Partner by the Offeror.

10.4 If one or more of the Current Shareholders do not exercise their pre-emptive right with regard to the offered shares the Current Shareholders are allowed within 14 days from the expiry date of the offer to agree to a whole or partly allocation amongst themselves of the shares not taken up.

10.5 If a portion of shares is still not taken up after exhaustion of the procedure pursuant to 10.2 - 10.4 the pre-emptive right shall transfer to WCE subject to a renewal of the procedure pursuant to 10.2 - 10.3.

10.6 If WCE does not wish to exercise its pre-emptive right pursuant to 10.5 the Board of Directors may within 30 days decide to allow the Company to buy back any remaining portion of shares.

10.7  Subject always first to the order of pre-emption rights described in 10.2
      - 10.6 and the exhaustion of this order if a portion of the shares offered is still not taken up the Offeror shall within 3 months from the decision of the Board of Directors be entitled to find a buyer himself. When the Offeror has found a buyer, he shall inform the Board of Directors hereof. The Board of Directors shall then have 7 days to try again to find a buyer of the shares at the price, which has now been obtained by the Offeror. Where the Board of Directors does not want to avail itself of this right, the Offeror may complete the sale, subject however to 11.

10.8 If WCE wishes to sell its shares in the Company, other than to a company which is affiliated with WCE the Current Shareholders have a pre-emptive right to acquire the shares. 10.1 - 10.4 above shall apply mutatis mutantis to the Current Shareholders' pre-emptive right.

10.9 Subject always first to the order of pre-emption rights and the exhaustion of this order if the shares offered by WCE has not been taken up by the Current


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      Shareholders, WCE shall within expiry of a term of 12 weeks from expiry of the acceptance deadline mentioned in 10.3 be entitled to sell the shares to a third party on terms which are not more favourable for the third party than the terms on which they were offered to be taken up by the Current Shareholders.

10.10 When WCE becomes owner of 50% of the shares of the Company, cf. 8.4, the pre-emptive right for the Current Shareholders described in 10.1 shall transfer to WCE. 10.2 - 10.6 shall apply mutatis mutandis.

10.11 If WCE does not wish to exercise its pre-emptive right, the Offeror shall offer his shares to the other Partners in proportion to the ratio with which they hold shares in the Company and subject to a renewal of the procedure pursuant to section 10.2 - 10.6 and subsequent renewal of the procedure which shall be mandatory in case one of the other shareholders decides not to take up his proportion of the shares offered.

10.12 If a portion of shares offered is still not taken up 10.7 shall apply mutatis mutandis.

10.13 The purchase price for shares in all transfers under 10.1 - 10.10 shall be paid in cash not later than 30 days after the term and price have become final, cf. 13, against the Offeror's delivery of the shares free of any charges, liens or encumbrances.

11.   Admission of new Partners

11.1 Where it is decided to admit a new partner in the Partnership and that such new partner shall acquire shares in the Company the Current Shareholders and WCE shall waive their respective pre-emptive rights pursuant to 10.

11.2 Sale of shares in the Company to a new partner shall take place either from the Current Shareholders' portion of shares or from the Company's holding of own shares, if any. Sale can be effected also to a public or private limited company which is 100% owned by the new partner.

11.3 Transfer of shares to a new partner shall moreover be subject to the consent of the Board of Directors and provided always that such consent shall only be given if the transferee at the transfer becomes the owner of an interest in the


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      Partnership or is an executive officer of the Partnership or the Company.

11.4 Finally transfer of shares to a new partner shall be subject to his covenant with the other parties to this agreement to observe this agreement and be treated as a Partner and Current Shareholder for the purpose of this agreement.

12.   Mandatory transfer of shares

12.1 A Partner shall be considered as having made an offer for sale of his shares pursuant to 10.1 in the following instances:

      a)    a Partner's death,

      b) a Partner is no longer a partner or employee of the Partnership or employed by the Company,

      c) a Partner becomes subject to bankruptcy proceedings, suspends his payments, enters into voluntary or compulsory arrangement of debt, is liquidated or dissolved or materially breaches its obligations according to this Agreement and does not within 14 days of written demand correct the breach and remedy its effects.

12.2 If, while WCE owns less than 50% of the shares of the Company the control of WCE is taken over by one of the four largest insurance broking groups (by revenue) or by an insurance company (other than an insurance company providing finance to secure WCE's continuing independence) the Current Shareholders may demand that WCE transfer its shares to the Current Shareholders or as they direct at a purchase price calculated in accordance with 8.3.

12.3 Payment of the purchase price under 12.2 shall take place within 60 days from the letter of demand against WCE's delivery of its shares free of any charges, liens or encumbrances.

13.   Share Price

13.1  In any transfer of shares under this agreement other than as set forth in
      Section 8


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      and 9 herein the price for the shares transferred shall be fixed as stipulated below.

13.2 Prior to the annual general meeting the Board of Directors fixes a price which shall apply throughout the current financial year. At the fixing of the price the Company's assets and liabilities shall be assessed at the market value and considering the general accounting principles applying to depreciation and provisions.

13.3 The Board of Directors shall explain the basis of the fixing of the price at the general meeting.

13.4 In case a shareholder cannot accept the price fixed by the Board of Directors, an objection in writing and stating his reasons shall be submitted to the Chairman of the Board of Directors not later than 2 weeks after the general meeting. The Company's auditor shall then decide the price fixing issue and shall fix the price in an account to the Board of Directors stating his reasons. Within one week of having received the price fixed by the auditor, the Board of Directors shall inform the shareholders in writing about the price fixed by the auditor.

13.5 In case a shareholder will not accept the price fixed by the auditor he shall, within 2 weeks of having received information about the price fixed by the auditor, refer the matter to arbitration, in accordance with
      Section 29. The price fixed by the arbitration tribunal shall be final and binding on the shareholders.

13.6 Where a request made by a shareholder for a change of the price fixed does not lead to changes of more than +/- 15%, the shareholder requesting the change shall pay all expenses in connection with it, including expenses for auditor and possible arbitration.

13.7 The purchase price for the shares shall be paid in cash not later than one week after the fixing of price have been finally decided.

14.   Reciprocal Undertakings

14.1 The AG Group will be the member of the Willis Corroon Retail Network for Denmark in accordance with the network procedures and rules existing from time to time.


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14.2  Willis undertakes to channel all its Danish retail business through the AG
      Group using its best efforts to achieve the said procedure.

14.3  The Current Shareholders undertake

      (i) to cause the AG Group to channel all its retail business outside Denmark to members of the Willis Corroon group of companies ("Willis") and its retail network making their best efforts to pursue the said purpose and

      (ii) to use their best endeavours to direct all wholesale business (including reinsurance, both facultative and treaty) generated directly or indirectly by the AG Group to Willis Faber & Dumas Limited or such other Willis company as appropriate. In the event that Willis does not offer competitive rates and remuneration or does not have the specialist expertise to handle such business it will be discussed constructively among and agreed by the parties with a view to reaching a mutually acceptable solution, including, if appropriate, the use of a third party broker.

14.4 Notwithstanding the above, the parties recognise that Willis has existing wholesale activity in Denmark connected to other Danish brokers, and hereby agree that Willis is and will be free to carry on and expand this wholesale activity provided that such expansion will not conflict with the activity of the AG Group. However, Willis expressly undertakes not to give insurance or reinsurance assistance or risk management consultancy in any manner whatsoever to other brokers or insurers operating in Denmark who are competing with the AG Group as regards the same clients or prospective customers in connection with the AG Group's activities, and always provided that the AG Group has previously informed Willis that it is negotiating with such clients or prospective customers. Willis agrees and undertakes to inform the AG Group on a regular basis of any major wholesale initiative to be carried out in Denmark with other brokers or insurers.

14.5 The Current Shareholders hereby undertake and warrant to procure that the AG Group will not conduct itself in a way which will conflict with or affect


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      detrimentally Willis' existing wholesale relationships.

15.   Market Security

15.1 The AG Group will use for the placing of business on behalf of its clients such insurance companies and markets as shall have been approved by the Willis Corroon Markets Security Committee from time to time if applicable in relation to the Danish market.

16.   Systems Development

16.1 The Parties agree that they will involve and work closely with the WCE Systems Division in relation to any proposed developments in the AG Group's Corporate Systems.

17.   Errors and Omissions

17.1 The Parties shall procure that the AG Group maintains at all times Errors and Omissions insurance cover considered adequate by WCE and the Current Shareholders.

17.2 Subject to 17.1 WCE shall use reasonable endeavours to procure that the Company shall be involved within the Willis Corroon Group's Errors and Omissions insurance policy ("Policy") in respect of amounts in excess of underlying policies which the AG Group may take out.

17.3 Subject to the AG Group being included within the Policy in accordance with 17.2 the AG Group shall comply with Willis policies and procedures in respect of Errors and Omissions and shall pay to Willis a reasonable share of premium on the basis of an equitable allocation across all companies covered by the Policy and taking account of the total premium of the AG Group, retained brokerage and the number of employees.

18.   Name

18.1 The Company shall have the right and obligation to use the words "Willis Corroon Group" or similar indication to show its connection with the Willis Corroon


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      Group on notepaper, letterhead and material intended to come to the attention of third parties.

19.   Rights to Information

19.1 The Company shall permit any person designated by WCE to discuss the affairs, finances and accounts of the AG Group with their officers and other principal executives all at such time as may reasonably be requested, and all books, records, accounts, documents and vouchers relating to the business and the affairs of the AG Group shall at such time be open to the inspection of WCE who may make such copies thereof or extracts therefrom as WCE may deem appropriate. Any information secured as a consequence of such discussions and examinations shall be kept strictly confidential by WCE.

20.   Confidentiality

20.1 All communications between the parties, the Company, the Partnership, Willis Corroon, and/or any of them and all information and other material supplied to or received by any of them from the others which is either marked "confidential" or is by its nature intended to be for the knowledge of the recipient alone, and all information concerning the business transactions and the financial arrangements of the Parties or the AG Group with any person with whom any of them is in a confidential relationship with regard to the matter in question to the knowledge of the recipient shall be kept confidential by the recipient unless or until the recipient party can reasonably demonstrate that any such communication, information and material is, or part of it is, in the public domain through no fault of its own, whereupon to the extent that it is in the public domain or is required to be disclosed by law or in pursuance of employment duties, this obligation shall cease.

20.2 The shareholders shall use all reasonable endeavours to procure the observance of the above-mentioned restrictions by the Company and shall take all reasonable steps to minimise the risk of disclosure of confidential information, by ensuring that only they themselves and such of their employees and directors whose duties will require them to possess any of such information shall have access thereto, and will be instructed to treat the same as confidential.

20.3 The obligation contained in this Clause 20 shall endure, even after the termination of this Agreement, without limit in point of time except and until such confidential information enters the public domain as set out above.

20.4 Notwithstanding Clauses 20.1 to 20.3 WCE may at any time disclose any such information and communications to its Associated Companies and as required by applicable Stock Exchange Regulation.

20.5 A shareholder on ceasing to be a shareholder will hand over to the Company all correspondence, budgets, schedules, documents and records belonging to or relating to the business of the Company and will not keep any copies thereof.

21.   Restrictive Covenants

21.1 The Current Shareholders are comprised by the restrictive covenants in the Partnership Agreement.

22.   Notices

22.1 Notices, demands or other communications required or permitted to be given or made hereunder shall be in writing in English and delivered personally or sent by prepaid first class post with recorded delivery, or by telex, or legible telefax addressed to the intended recipient at its address set out in this Agreement or to such other address or telex or telefax numbers as any party may from time to time duly notify to the others. Any such notice, demand or communication to a Partner may be sent to the Chairman of the Board of Directors. Any such notice, demand or communication shall, unless the contrary is proven, be deemed to have been duly served (if given or made by telefax or telex) on the next following business day in the place of receipt of (if given or made by first class letter) 48 hours after posting and in proving the same it shall be sufficient to show in the case of a letter that it was duly addressed, correctly stamped and posted and, in the case of a telex or telefax, that such telex or telefax was duly despatched to a current telex or telefax number of the addressee.

23.   Remedies

23.1 No remedy conferred by any of the provisions of this Agreement is intended to be exclusive of any other remedy which is otherwise available at law, in equity by statute or otherwise, and each and every other remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise, the election of any one or more of such remedies by any of the parties hereto shall not constitute a waiver by such party of the right to pursue any other available remedy.

24.   Severance

24.1 If any provision of this Agreement or part thereof is rendered void, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

25.   Survival of Rights, Duties and Obligations

25.1 Termination of this Agreement for any cause shall not release a party from any liability which at the time of termination has already accrued to another party of which thereafter may accrue in respect of any act or omission prior to such termination.

26.   Entire Agreement

26.1 This Agreement (together with the Schedules hereto and agreements and documents referred to herein) constitutes the entire agreement between the parties and save as otherwise expressly provided no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by the Parties hereto.

27.   Assignment

27.1 This Agreement shall be binding on the Parties hereto and their respective successors and assigns.

27.2 None of the Parties hereto shall be entitled to assign this Agreement or any of its rights and obligations hereunder.

28.   Governing Law

28.1 This Agreement shall be governed by and construed in accordance with the laws of Denmark.

29.   Disputes

29.1 Any dispute between the Parties arising out of or in connection with this Agreement shall, provided the parties can not agree on a settlement through negotiation, be determined by arbitration with final, binding and enforceable effect in agreement with the following rules:

29.2 In the event of a dispute, either party shall be entitled to request that an arbitration tribunal be set up.

29.3 The party seeking resolution of a dispute by arbitration shall appoint an arbitrator and send a letter by registered mail to the other party (the "Respondent") requesting the Respondent to appoint its arbitrator within 14 days. The letter shall also contain a short statement of the question or questions to be determined by the arbitration. Where the Respondent does not appoint an arbitrator within the time-limit mentioned above, that arbitrator shall instead be appointed by the Danish Arbitration Institute.

29.4 The two arbitrators appointed for the parties shall jointly appoint an umpire. Failing agreement on the choice of an umpire, the appointed arbitrators shall jointly approach the Danish Arbitration Institute and request that it, following prior discussion with the parties, appoint an umpire to act as chairman of the arbitration tribunal.

29.5 The arbitration tribunal shall determine the matter according to applicable law and shall lay down the rules for its hearing of the matter in agreement with the general principles of the Danish Administration of Justice Act (Retsplejeloven).

29.6 The arbitration tribunal shall also decide how the costs of the arbitration are to be borne. The arbitration tribunal shall set a date for implementation of the award, which date shall normally be no later than 14 days after the award has been made.

29.7 The venue for the arbitration shall be Copenhagen, and the language of the proceedings shall be English.

28/9  1998                                28/9 1998

Willis Cooroon Europe B.V.                The Current Shareholders

By:                                       By:
   --------------------------                 -----------------------------
                                              Mr Niels Simonsen
                                              and Mr Kent Risvad acting for
                                              the Board of Directors of the
                                              Company autho- rized to execute
                                              this Agreement by the Current
                                              Shareholders

Acceded to

28/9 1998

Assurand0rgruppen I/S

By:
   -------------------------
Mr Niels Simonsen and Mr
Kent Risvad acting for the
Board of Directors of the
Company authorized to exe-
cute this Agreement by the
Current Shareholders

List of Appendices:

Schedule 1:    List of Shareholdings
Annex 1:       Stock Purchase Agreement
Annex 2:       Board Resolution
Annex 3:       Deed of Partnership

Acceded to

28/9 1998

Assurand0rgruppen A/S

By:
   -------------------------